Exhibit 99.1

MAGUIRE PROPERTIES REPORTS FIRST QUARTER 2008

FINANCIAL RESULTS

LOS ANGELES, May 6, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today reported results for the quarter ended March 31, 2008.

Significant First Quarter and Recent Events

•

As of March 31, 2008, approximately 86% of our outstanding debt is fixed (or swapped to a fixed rate) at a weighted average interest rate of approximately 5.6% on an interest–only basis with a weighted average remaining term of approximately eight years.

•

As of March 31, 2008, we had cash on hand of $345.4 million, including $255.4 million in restricted cash. Restricted cash includes approximately $134 million of leasing and capital expenditures reserves, as well as approximately $19 million of debt service reserves.

•

On April 21, 2008, we repaid the existing $200 million mortgage loan secured by Griffin Towers, which was due to mature on May 1, 2008. The repayment was funded through the issuance of $180 million in new debt, including $35 million in new secured recourse debt issued by our Operating Partnership, and $20 million of cash on hand.

•

During the first quarter, we completed new leases and renewals for approximately 400,000 square feet (including our pro rata share of our joint venture properties). This included an expansion of approximately 26,500 square feet with Winston & Strawn at Wells Fargo Tower in Downtown Los Angeles. Additionally, we completed a new lease for approximately 66,000 square feet with the Recording Academy (Grammy’s) for the relocation of its corporate headquarters to our new development at Lantana in Santa Monica which brings the project to 91% leased.

•

During the first quarter, we completed construction on our projects at the Quintana Campus (formerly the Washington Mutual Irvine Campus) in Irvine, California and the Mission City Corporate Center in San Diego, California. Our Lantana development project located in Santa Monica, California and our 207 Goode development project located in Glendale, California both remain on schedule.

First Quarter 2008 Financial Results

•

Net loss available to common stockholders for the quarter ended March 31, 2008 was $48.6 million, or $1.03 per share, compared to net loss available to common stockholders of $12.6 million, or $0.27 per share, for the quarter ended March 31, 2007.

•

Our share of Funds from Operations (FFO) available to common stockholders for the quarter ended March 31, 2008 before costs incurred in connection with the strategic alternatives review was $4.9 million, or $0.10 per diluted share, compared to our share of FFO available to common stockholders of $17.7 million, or $0.38 per diluted share, for the quarter ended March 31, 2007. Our FFO in the first quarter of 2008 after the costs incurred in connection with the strategic alternatives review was a deficit of $(0.7) million, or $(0.01) per diluted share, compared to our share of FFO available to common stockholders of $17.7 million, or $0.38 per diluted share, for the quarter ended March 31, 2007. Our FFO in the first quarter of 2008 was negatively impacted by $6.4 million related to costs incurred in connection with the strategic alternatives review being conducted by a Special Committee of independent directors of our board.

•

For new leases completed during the quarter, cash rent growth was 39%, compared to cash rents on those spaces immediately prior to their expiration, and GAAP rent growth was 48% compared to prior GAAP rents. Within the Los Angeles Central Business District, the cash rent growth was 49% and the GAAP rent growth was 81%. Within Orange County, the cash rent growth was 38% and the GAAP rent growth was 33%.

The weighted average number of common and common equivalent shares used to calculate diluted earnings per share for the quarter ended March 31, 2007 was 46,578,064 (47,000,722 for purposes of calculating diluted FFO per share). The weighted average number of common shares used to calculate both basic and diluted earnings per share for the quarter ended March 31, 2008 was 46,982,531 due to our net loss position during the period.

As of March 31, 2008, our portfolio was comprised of whole or partial interests in approximately 35 million square feet, consisting of 39 office and retail properties totaling approximately 21 million net rentable square feet, one 350-room hotel with 266,000 square feet, and on- and off-site structured parking plus surface parking totaling approximately 14 million square feet, which accommodates almost 47,000 vehicles. We have two projects under development that total approximately 387,000 square feet of office space and approximately 223,000 square feet of structured parking. We also own undeveloped land that we believe can support up to approximately 17 million square feet of office, hotel, retail, residential and structured parking.

Due to the ongoing strategic alternative review process in which we are engaged under the direction of a Special Committee of independent directors, we will not have a conference call to review these financial results, and we will not provide guidance for 2008 at this time.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: risks associated with our consideration of strategic alternatives; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 28, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558

MAGUIRE PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments in real estate	$5,490,807	$5,439,044
Less: accumulated depreciation	(514,454)	(476,337)

Net investments in real estate	4,976,353	4,962,707
Cash and cash equivalents	90,010	174,847
Restricted cash	255,374	239,245
Rents and other receivables, net	29,774	30,422
Deferred rents	53,205	49,292
Due from affiliates	2,137	1,740
Deferred leasing costs and value of in-place leases, net	181,831	192,269
Deferred loan costs, net	35,460	38,725
Acquired above-market leases, net	25,866	28,058
Other assets	21,037	14,148
Investment in unconsolidated joint ventures	16,759	18,325

Total assets	$5,687,806	$5,749,778

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Mortgage and other secured loans	$5,033,505	$5,003,341
Accounts payable and other liabilities	210,550	202,509
Dividends and distributions payable	–	24,888
Capital leases payable	5,082	5,232
Acquired below-market leases, net	145,365	155,824

Total liabilities	5,394,502	5,391,794

Minority interests	4,904	14,670
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; 7.625% Series A Cumulative Redeemable Preferred Stock, $25.00 liquidation preference, 10,000,000 shares issued and outstanding	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized; 47,934,623 and 47,185,636 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	479	472
Additional paid-in capital	694,656	691,518
Accumulated deficit and dividends	(377,149)	(331,735)
Accumulated other comprehensive loss, net	(29,686)	(17,041)

Total stockholders’ equity	288,400	343,314

Total liabilities, minority interests and stockholders’ equity	$5,687,806	$5,749,778

MAGUIRE PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
Revenue:
Rental	$92,158	$57,748
Tenant reimbursements	28,766	20,665
Hotel operations	6,881	6,188
Parking	14,210	10,250
Management, leasing and development services	1,957	1,467
Interest and other	3,737	1,599

Total revenue	147,709	97,917

Expenses:
Rental property operating and maintenance	34,765	23,135
Hotel operating and maintenance	4,415	3,999
Real estate taxes	14,244	7,736
Parking	4,265	3,005
General and administrative	16,674	7,763
Other expense	1,528	136
Depreciation and amortization	53,108	28,977
Interest	69,749	29,998

Total expenses	198,748	104,749

Loss from continuing operations before equity in net loss of unconsolidated joint ventures and minority interests	(51,039)	(6,832)
Equity in net loss of unconsolidated joint ventures	(276)	(707)
Minority interests allocated to continuing operations	7,490	1,675

Loss from continuing operations	(43,825)	(5,864)

Discontinued Operations:
Loss from discontinued operations before minority interests	–	(2,265)
Minority interests allocated to discontinued operations	–	308

Loss from discontinued operations	–	(1,957)

Net loss	(43,825)	(7,821)
Preferred stock dividends	(4,766)	(4,766)

Net loss available to common stockholders	$(48,591)	$(12,587)

Basic and diluted loss per common share:
Loss from continuing operations available to common stockholders	$(1.03)	$(0.23)
Loss from discontinued operations	–	(0.04)

Net loss available to common stockholders	$(1.03)	$(0.27)

Weighted average number of common shares outstanding	46,982,531	46,578,064

MAGUIRE PROPERTIES, INC.

FUNDS FROM OPERATIONS

(unaudited and in thousands, except share and per share data)

		For the Three Months Ended
		March 31, 2008	March 31, 2007
	Reconciliation of net loss to funds from operations:

	Net loss available to common stockholders	$(48,591)	$(12,587)

Add:	Depreciation and amortization of real estate assets	52,995	32,566
	Depreciation and amortization of real estate assets - unconsolidated joint ventures (a)	2,303	2,451
	Minority interests	(7,490)	(1,983)

	Funds from operations available to common stockholders and unit holders (FFO) (b)	$(783)	$20,447

	Company share of FFO (c)	$(678)	$17,664

	FFO per share - diluted	$(0.01)	$0.38

	Weighted average number of common and common equivalent shares outstanding - diluted	46,982,531	47,000,722

	Reconciliation of FFO to FFO excluding costs associated with Strategic Alternatives Review:

	FFO available to common stockholders and unit holders (FFO)	$(783)	$20,447

Add:	Costs incurred related to Strategic Alternatives review	6,402	—

	FFO before costs associated with Strategic Alternatives review (b)	$5,619	$20,447

	Company share of FFO before costs associated with Strategic Alternatives review (c)	$4,869	$17,664

	FFO per share before costs associated with Strategic Alternatives review - diluted	$0.10	$0.38

	Weighted average number of common and common equivalent shares outstanding - diluted	47,026,291	47,000,722

(a)	Amount represents our 20% ownership interest in our joint venture with Macquarie Office Trust.

(b)	Funds from Operations, or FFO, is a widely recognized measure of REIT performance. We calculate FFO as defined by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (as computed in accordance with accounting principles generally accepted in the United States of America, or GAAP), excluding gains (or losses) from sales of property, extraordinary items, real estate related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains (or losses) from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other Equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other Equity REITs’ FFO. As a result, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. FFO also should not be used as a supplement to or substitute for cash flow from operating activities (as computed in accordance with GAAP).

(c)	Based on a weighted average interest in our operating partnership of approximately 86.6% and 86.4% for the three months ended March 31, 2008 and 2007, respectively.